Exhibit 99.1

Biofrontera Inc. Names Founder and Executive Chairman Hermann

Luebbert as Chief Executive Officer

WOBURN, Mass. (May 30, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, announces that its Board of Directors has named Hermann Luebbert as Chief Executive Officer. Mr. Luebbert is a founder of the Company and currently serves as Executive Chairman. He will continue to serve as Chairman of the Board of Directors.

Mr. Luebbert founded Biofrontera’s former parent company, Biofrontera AG, in 1997 and served as CEO and Managing Director while completing an initial public offering for Biofrontera AG in Germany and later in the U.S. He served as CEO and Chairman of the Company during the process of establishing Biofrontera AG’s U.S. operations as Biofrontera Inc. The U.S. business subsequently completed its own initial public offering on Nasdaq in 2021, at which time Mr. Luebbert was named Executive Chairman and shortly thereafter resigned from his position at Biofrontera AG. Prior to founding Biofrontera AG, Mr. Luebbert spent 10 years in Neuroscience Research at Novartis and was Chair of the Animal Physiology Department at Ruhr-University Bochum. Mr. Luebbert received a Ph.D. in Biology from the University of Cologne and completed post-doctoral research at the California Institute of Technology.

“I look forward to taking a more active, day-to-day role in driving a focused path to profitability, executing tightly against our forecasts and, in turn, building shareholder value. As CEO, I am committed to transparency regarding our strategic vision and our progress as we grow Biofrontera more broadly and integrate other value-creating initiatives to support our commercial team,” said Mr. Luebbert.

“By establishing in-house R&D we expect to expand Biofrontera beyond our core strength in sales and marketing, gain greater control over our future and be better equipped to accelerate ongoing efforts to broaden the market for photodynamic therapy (PDT),” he added.

Among other strategic initiatives to transform Biofrontera into an integrated pharmaceutical company, Mr. Luebbert is evaluating plans to establish Biofrontera’s own research and development capability. Currently R&D is managed by Biofrontera Bioscience GmbH and funded by Biofrontera Inc. via a royalty on sales of licensed products, and is limited to predefined clinical trials. The Company will evaluate R&D costs and relative return as it considers building the infrastructure to manage its own clinical studies, which could support the expansion of the Ameluz-PDT label into new indications and potentially the development of new products.

“We also will strengthen our established medical affairs function by our continued support of investigator-initiated research. All of this will be pursued by starting small and carefully balancing expenses against our growing revenue,” continued Mr. Luebbert.

The Company’s plans include an enhanced focus on pursuing new products and new technologies through acquisitions and licensing transactions, while maintaining the Company’s focus on dermatology and leveraging its commercial expertise.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the growth strategy for Biofrontera Inc. (the “Company”), the transition of responsibilities at the Company, 2023 forecasts, the establishment of and benefits from in-house research and development, efforts to broaden the market for PDT, the expansion of the Ameluz® label, new products, and potential acquisition and licensing transactions. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to regain compliance with Nasdaq continued listing standards, the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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